Exhibit 99.1

NORWOOD FINANCIAL CORP

HOLDS ANNUAL MEETING OF SHAREHOLDERS

FOR IMMEDIATE RELEASE – April 28, 2023

HONESDALE, PENNSYLVANIA

The 152nd Annual Meeting of Shareholders of Norwood Financial Corp (Nasdaq-NWFL), parent company of Wayne Bank, was held on Tuesday, April 25, 2023, in a virtual meeting format.

Matters presented to, and approved by, stockholders were the re-election of company directors Joseph W. Adams, Kevin M. Lamont, Dr. Kenneth A. Phillips, and Jeffrey S. Gifford, the ratification of S.R. Snodgrass, P.C., as the Company’s independent auditors for the fiscal year ending December 31, 2023, approval of a non-binding resolution on executive compensation, and the vote on the frequency of advisory votes on executive compensation every three years. The Annual Meeting also included presentations to shareholders from President and Chief Executive Officer, James O. Donnelly and Executive Vice President and Chief Financial Officer, William S. Lance.

Chairman Lewis J. Critelli welcomed shareholders and introduced the Directors present at the meeting. He then turned the meeting over to Mr. Donnelly, who conducted the formal business portion of the meeting.

Mr. Lance provided shareholders with a detailed report of the Company’s financial results for the 2022 fiscal year. Among the highlights of the Company’s performance in 2022 cited by Mr. Lance, were record earnings of $29.2 million, a $119 million increase in loans outstanding, and an increase in cash dividends paid to shareholders.

Mr. Donnelly’s address included the results for the first quarter of 2023 and a summary of the growth opportunities in many of the Company’s markets. Mr. Donnelly noted first quarter earnings were $5.8 million, earnings per share (diluted) were $0.71 per share, total deposits increased 6.6% annualized, and the net interest margin was 3.25%. As of March 31, 2023, the Company had total assets of $2.1 billion, total loans outstanding of $1.5 billion, deposits of $1.8 billion, and stockholders’ equity of $176.4 million.

Norwood Financial Corp, through its subsidiary Wayne Bank, operates fourteen offices in Northeastern Pennsylvania and fifteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock is traded on the Nasdaq Market, under the symbol, “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, “bode”, “future performance” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, our ability to maintain strong credit quality metrics, our ability to have future performance, our ability to control core operating expenses and costs, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	William S. Lance
Executive Vice President & Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8505
www.waynebank.com